PROMISSORY NOTE

BORROWER:     AvStar Aviation Services, Inc., 3600 South Gessner Road, Suite
220, Houston, Texas 77063

LENDER:     TexCom, Inc.

PRINCIPAL AMOUNT:     $235,000.00

1. FOR VALUE RECEIVED, AvStar Aviation Services, Inc. promises to pay to TexCom, Inc. at 3600 South Gessner Road, Suite 200, Houston, Texas 77063, or at such address as may later be provided in writing to AvStar Aviation Services, Inc., the principal sum of Two Hundred Thirty Five Thousand ($235,000.00) Dollars, with interest payable on the unpaid principal at the rate of 8.25 percent per annum.

In accordance with the terms of the Stock Purchase Agreement between Borrower and Lender dated November 11, 2006 by which Borrower is purchasing the outstanding capital stock of San Diego Airmotive from Lender, Borrower has agreed to assume current payables not to exceed Ninety Thousand ($90,000.00) Dollars. In the event that the current payables of San Diego Airmotive exceed Ninety Thousand ($90,000.00) at the time of closing, the note referenced above will be reduced by the amount in excess of ($90,000.00). The Lender agrees to reduce the note amount and the monthly payment amount to satisfy this condition.

2. This Note will be repaid in 24 equal consecutive monthly installments of principal and interest on the 17th day of each month commencing January 17, 2007 with the balance owing under this Note being paid at the end of its term.

3. At any time while not in default under this Note, AvStar Aviation Services, Inc. may pay the outstanding balance then owing under this Note to TexCom, Inc. without further bonus or penalty.

4. Notwithstanding anything to the contrary in this Note, if AvStar Aviation Services, Inc. defaults in the payment of this Note or in the performance of any obligation under this Note, then Lender may declare the principal amount owing and interest due under this Note at that time to be immediately due and payable. Borrower waives all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

5. This Note will be construed in accordance with and governed by the laws of the State of Texas.

6. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

7. All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by TexCom, Inc. in enforcing this Note as a result of any default by AvStar Aviation Services, Inc., will be added to the principal then outstanding and will immediately be paid by AvStar Aviation Services, Inc.

8. This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of AvStar Aviation Services, Inc. and TexCom, Inc.

9. This note is secured by a Pledge of Stock of this date from the maker of this Note to the Payee.

10. This Note is issued pursuant to the terms of section 1 of the Stock Purchase Agreement dated as of November 11, 2006.

IN WITNESS WHEREOF AvStar Aviation Services, Inc. has duly affixed its signature by a duly authorized officer under seal on this 22nd day of November 2006.

                                   AvStar Aviation Services, Inc.

                                   By: ________________________________
                                   Robert P. Gaidousek, Vice President